Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 2, 2025 (January 7, 2026, as to the change in reportable segments described in Note 1 and Note 7) relating to the financial statements of Great Elm Group, Inc., appearing in the Current Report on Form 8-K of Great Elm Group, Inc. filed on January 7, 2026.

/s/ Deloitte & Touche LLP

Boston, MA

January 7, 2026